UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2007

SONIC SOLUTIONS
(Exact name of registrant as specified in its charter)

California	23190	93-0925818
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Rowland Way, Suite 110 Novato, CA	94945
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(415) 893-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 20, 2007, Sonic Solutions (the “Company”) received, as expected, an additional notice of non-compliance from the Listing Qualifications Staff of The NASDAQ Stock Market (the “Staff”) due to the Company’s failure to timely file its Annual Report on Form 10-K (the “2007 10-K”) for its fiscal year ended March 31, 2007 (the “Additional Staff Determination”), as required by NASDAQ Marketplace Rule 4310(c)(14).

As previously announced on February 1, 2007, the Company has commenced a voluntary review of its historical and current stock option grant practices and related accounting. Based on the review, the audit committee of the Company’s board of directors and Company management have preliminarily concluded that, under applicable accounting guidance, the Company lacks sufficient documentation for certain historical option grants and that the measurement dates associated with these option grants will need to be adjusted. Further, as previously announced, the audit committee, after consultation with management and the Company's board of directors, has determined that the Company's annual and interim financial statements may no longer be relied upon.

The Company believes it will have to record additional non-cash charges for stock-based compensation expense and restate its previous financial statements, and that such charges will be material. The Company is not yet able to determine the amount of such charges or the resulting tax and accounting impact of these actions. The Company intends to file its restated financial results and related periodic reports as quickly as possible.

As previously announced, the Company received prior notices of non-compliance from the Staff based upon the Company's failure to timely file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 (the “Third Quarter 10-Q”), as required by NASDAQ Marketplace Rule 4310(c)(14) and for failure to solicit proxies and hold an annual meeting for its fiscal year ended March 31, 2006, on or before March 31, 2007 as required by NASDAQ Marketplace Rules 4350(e) and 4350(g). On March 22, 2007, the Company appeared at a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) to present its plan for regaining compliance with the NASDAQ listing requirements. As previously announced, on April 23, 2007, the Company received a letter from the Panel notifying the Company that the Panel had granted the Company’s request for continued listing of its securities on The Nasdaq Global Select Market, subject to certain stated requirements.

On June 14, 2007 the Company submitted a request to the Panel for an extension of time to comply with the Panel’s stated requirements for the Company’s continued listing. On June 20, 2007, the Panel granted the Company’s request for continued listing, subject to the condition that on or before July 23, 2007, the Company shall file the Third Quarter 10-Q and the 2007 Form 10-K, along with any required restatements of its prior financial statements. In addition, the Panel had previously notified the Company that it must hold its 2006 annual meeting on or prior to July 23, 2007 in order to remain listed on The Nasdaq Global Select

Market. The Panel noted in its June 20, 2007 decision that it had exercised the maximum discretion available to the Panel to grant an extension to the Company. The Company is not presently able to determine when it will be in a position to file the Third Quarter 10-Q or the 2007 10-K. Furthermore, the Company will be unable to hold its 2006 annual meeting on or before July 23, 2007. The Company plans to request that the NASDAQ Listing and Hearing Review Council call the Panel’s decision for review and in connection with this request grant a stay of delisting of the Company from The Nasdaq Global Select Market. If the Panel’s decision is called for review and a stay is granted, the Company would remain listed on The Nasdaq Global Select Market pending the outcome of such review. In the event the Panel decision is not called for review and/or a stay is not granted and the Company is unable to file the Third Quarter 10-Q and the 2007 10-K and hold its 2006 annual meeting on or before July 23, 2007, the Company’s securities would be subject to delisting from The Nasdaq Global Select Market.

On June 26, 2007, the Company issued a press release announcing its receipt of the Additional Staff Determination. The full text of the press release is attached as Exhibit 99.1 to this Current Report and is hereby incorporated herein by reference.

Item 9.01. Financial Statements And Exhibits.

d. Exhibits

The following exhibits are furnished with this Current Report on Form 8-K:

Exhibit	Description

99.1	Press release dated June 26, 2007, regarding receipt of the Additional Staff Determination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SONIC SOLUTIONS

By:  /s/ David C. Habiger

Name:   David C. Habiger
Title:     President and Chief Executive Officer
              (Principal Executive Officer)

Date: June 26, 2007